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UICI AND SUBSIDIARIES
EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
(Dollars and number of shares in thousands, except per share amounts)


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
                                                  Three Months Ended
                                                       March 31,
                                                    1997        1996
                                                 ---------   ---------
COMPUTATION OF EARNINGS PER COMMON
     AND COMMON EQUIVALENT SHARE:
      Average shares outstanding .............      45,128      38,253

      Add:
         Common stock equivalent of stock
            options and warrants .............          32          66
                                                 ---------   ---------
                                                    45,160      38,319
                                                 =========   =========

      Net income .............................   $  20,292   $  15,222
                                                 =========   =========
      Primary net income per share ...........   $    0.45   $    0.40
                                                 =========   =========

COMPUTATION OF EARNINGS PER COMMON
         AND COMMON EQUIVALENT SHARE
         ASSUMING FULL DILUTION:

      Average shares outstanding .............      45,128      38,253

      Add:
         Common stock equivalent of stock
            options and warrants .............          44          67
                                                 ---------   ---------
                                                    45,172      38,320
                                                 =========   =========

      Net income .............................   $  20,292   $  15,222
                                                 =========   =========

      Fully diluted net income per share .....   $    0.45   $    0.40
                                                 =========   =========
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